Exhibit 99.1

Aerpio Reports First Quarter 2021 Financial Results

and Provides Business Update

•	Ended first quarter 2021 with $39.0 million in cash and cash equivalents

•	Subsequent to March 31, 2021, Aerpio entered into an agreement and plan of merger with Aadi Bioscience, Inc.

CINCINNATI, Ohio, May 17, 2021 – Aerpio Pharmaceuticals, Inc. (“Aerpio”) (Nasdaq: ARPO), a biopharmaceutical company focused on developing compounds that activate Tie2, today reported financial results for the first quarter ended March 31, 2021 and provided a business update.

Key Business Update:

•

On May 16, 2021, Aerpio entered into an agreement and plan of merger with Aadi Bioscience, Inc., a Delaware company (“Aadi”), and Aspen Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Aerpio (“Merger Sub”), wherby Merger Sub will merge with and into Aadi with Aadi surviving as a wholly-owned subsidiary of Aerpio. The proposed merger was approved by the members of the board of directors of Aerpio (the “Board”) and the Board resolved to recommend approval of the proposed merger agreement to Aerpio’s shareholders. The closing of the proposed Aadi merger is subject to approval of the Aerpio shareholders and the satisfaction of certain closing conditions, including approval by Aerpio’s shareholders, the completion of the PIPE financing described below and other customary closing conditions.

•

Following the proposed merger, Aerpio will change its name to “Aadi Bioscience, Inc.” and the combined public company will focus on advancing Aadi’s lead product candidate, FYARROTM (sirolimus albumin-bound nanoparticles for injectable suspension; nab-sirolimus; ABI-009).

•

In connection with the execution of the proposed merger with Aadi, Aerpio entered into subscription agreements to raise an aggregate of $155 million in a Private Investment in Public Equity (“PIPE”) financing in shares of common stock and pre-funded warrants to purchase Aerpio common stock. The financing is expected to be consummated concurrently with the closing of the proposed merger, subject to customary closing conditions, and is contingent on the closing of the proposed merger.

•

If Aerpio is unable to satisfy the closing conditions in Aadi’s favor or if other applicable closing conditions are not satisfied, Aadi will not be obligated to complete the proposed merger. Under certain circumstances, Aerpio would be required to pay Aadi a termination fee of $2 million.

•

The terms of the merger agreement contemplate that a non-transferable contingent value right (a “CVR”) will be distributed to Aerpio shareholders as of immediately prior to the effective time of the proposed merger, entitling CVR holders to receive net proceeds received by Aerpio, if any, associated with Aerpio’s legacy assets. The terms and conditions of the CVRs will be pursuant to a CVR Agreement Aerpio will enter into prior to the closing of the proposed merger.

Recent Company Events

•

In February 2021, Aerpio discontinued its RESCUE trial for the prevention and treatment of acute respiratory distress syndrome (“ARDS”) in adult patients with moderate to severe COVID-19 sponsored by the Medical Technology Enterprise Organization (“MTEC”) after the first 31 patients based on challenges associated with recruiting and monitoring patients in the current pandemic environment. Based on topline data, there were no apparent safety signals associated with dosing COVID-19 patients with razuprotafib. There was a mechanism-based, dose-dependent reduction of blood pressure which was not associated with other adverse events. There was an apparent dose-dependent decrease in Angiopoeitin 2 (Ang2) that would be consistent with the Tie2 activation mechanism. The efficacy of razuprotafib could not be fully assessed due to the limited number of patients treated in the drug and standard of care arms. At the 28 day study endpoint, there were an equal number of deaths in each group (one per group). Further analysis of the full data set is ongoing.

First Quarter 2021 Financial Highlights

As of March 31, 2021, cash and cash equivalents totaled $39.0 million, compared to $42.6 million as of December 31, 2020. Common shares outstanding as of March 31, 2021 totaled approximately 47.4 million. Weighted average common shares (basic and diluted) outstanding for the three months ended March 31, 2021 were 47.3 million.

For the three months ended March 31, 2021, operating expenses totaled $5.6 million, an increase of 36.7% compared to $4.1 million for the same period in 2020.

Research and development expenses for the three months ended March 31, 2021, increased approximately $0.4 million, or 21.8%, to $2.2 million from $1.8 million in the three months ended March 31, 2020. This increase was primarily the result of increased expenses associated with our clinical programs in the three months ended March 31, 2021 compared to the same period in 2020.

General and administrative expenses for the three months ended March 31, 2021, decreased approximately $0.1 million, or 6.5%, to $2.1 million from $2.3 million, in the three months ended March 31, 2020.

Restructuring expense for the three months ended March 31, 2021of $1.2 million was the result of a reduction of headcount during the first quarter of 2021. There were no restructuring initiatives executed in the three months ended March 31, 2020.

Net loss attributable to common stockholders for the three months ended March 31, 2021, was $4.4 million, or $0.09 per common share, compared to $3.9 million, or $0.10 per common share, for the same period in 2020.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing compounds that activate Tie2 for indications in which the Company believes that activation of Tie2 may have therapeutic potential. In January 2021, the Company announced that it had initiated a process to explore and review a range of strategic alternatives focused on maximizing stockholder value from the Company’s clinical assets and cash resources. For more information, please visit www.aerpio.com.

Forward Looking Statements

This communication contains “forward-looking statements” based upon our current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements about the structure, timing and completion of the proposed transaction; the combined company’s listing on Nasdaq after the closing of the proposed transaction; the business of the combined company, including Aadi’s product candidates, the development therefor and the therapeutic potential thereof; the proposed PIPE and its terms; the opportunity for Aerpio shareholders to receive value from its legacy assets through the proposed contingent value rights, and the intended benefits from the Aspen’s collaboration with Gossamer Bio for GB004, including the continued development of GB004 and the milestone and royalty payments related to the collaboration. Actual results and the timing of events may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation: (i) risks associated with Aerpio’s ability to obtain the stockholder approval required to consummate the proposed transaction or to complete the PIPE financing, and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction, including the PIPE financing, will not occur (ii) the response of Aerpio’s stockholders to the proposed transaction; (iii) risks related to Aerpio’s ability to manage its operating expenses and its expenses associated with the proposed transaction pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transaction; (v) the risk that as a result of adjustments to the exchange ratio, Aerpio stockholders and Aadi stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Aerpio’s common stock relative to the exchange ratio; (vii) unexpected costs, charges, expenditures or expenses resulting from the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) Aerpio’s ability to retain personnel as a result of the announcement or completion of the proposed transaction; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results and (xi) the risk that any potential payment of proceeds pursuant to the CVR Agreement may not be distributed at all or result in any value to Aerpio stockholders. Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled “Risk Factors” in Aerpio’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 11, 2021 and in other filings that Aerpio makes and will make with the SEC, including those related to the proposed merger transaction with Aadi.

These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Contacts

Investors & Media:

Aerpio Pharmaceuticals, Inc.

Gina Marek

VP Finance

gmarek@aerpio.com

Or

Investors:

Irina Koffler

LifeSci Advisors

ikoffler@lifesciadvisors.com

Source: Aerpio Pharmaceuticals, Inc.

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$39,008	$42,605
Prepaid research and development contracts	257	510
Other current assets	1,734	1,604

Total current assets	40,999	44,719
Furniture and equipment, net	105	122
Operating lease right-of-use assets, net	37	64
Deposits	20	20

Total assets	$41,161	$44,925

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,090	$1,800
Current portion of operating lease liability	39	67

Total current liabilities	2,129	1,867

Total liabilities	2,129	1,867

Stockholders’ equity:
Capital	190,025	189,609
Accumulated deficit	(150,993)	(146,551)

Total stockholders’ equity	39,032	43,058

Total liabilities and stockholders’ equity	$41,161	$44,925

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended March 31,
	2021	2020
Operating expenses:
Research and development	$2,228	$1,829
General and administrative	2,137	2,286
Restructuring expense	1,238	—

Total operating expenses	5,603	4,115

Loss from operations	(5,603)	(4,115)

Interest and other income	1,161	196

Net and comprehensive loss	$(4,442)	$(3,919)

Net loss per common share basic and diluted	$(0.09)	$(0.10)

Weighted average common shares outstanding Basic and diluted	47,282	40,588